AMENDMENT NO. 3 TO CLINICAL TRIAL AGREEMENT

This AMENDMENT NO. 3 TO CLINICAL TRIAL AGREEMENT (this “Amendment 3”) is made and entered into as of April 1, 2006 by and between Gentium S.p.A. (successor in interest to Crinos Industria Farmacobiologica S.p.A.), an Italian joint stock corporation having an office at Piazza II Settembre 2, 22079 Villa Guardia (Como), Italy (the “Company”) and Dana-Farber/Partners Cancer Care, Inc., a non-profit corporation having an office at 44 Binney Street, Boston, Massachusetts, 02115, USA (“DFPCC”).

WHEREAS, the Company and DFPCC entered into a Clinical Trial Agreement dated December 27, 1999 (the “Original Clinical Trial Agreement”), an Amendment No. 1 to Clinical Trial Agreement dated October 19, 2000, and an Amendment No. 2 to Clinical Trial Agreement dated January 28, 2004 (the Original Clinical Trial Agreement as so amended being the “Clinical Trial Agreement”), which relates to the conduct of a clinical study of Defibrotide in accordance with the study protocol entitled “Defibrotide for Hematopoietic Stem Cell Transplant (SCT) Patients with Severe Hepatic Veno-Occlusive Disease (VOD): A Randomized Phase I/II Study to Determine the Effective Dose;” and

WHEREAS, the Company and DFPCC wish to amend the Clinical Trial Agreement to provide for DFPCC to provide certain additional services, for which the Company will pay DFPCC;

NOW, THEREFORE, in consideration of the mutual agreements, promises and covenants provided herein, the Company and DFPCC hereby agree to amend the Clinical Trial Agreement as follows.

Section 1. DFPCC hereby agrees to provide the additional services set forth on Schedule A attached hereto. The Company hereby agrees to pay DFPCC the amounts set forth on Schedule A attached hereto in consideration for DFPCC providing such services.

Section 2. This Amendment No. 3 supersedes and merges all prior understanding between the Company and DFPCC with respect to the subject matter hereof. This Amendment No. 3 and the Clinical Trial Agreement shall hereinafter be read and construed together as a single document and all references to the Clinical Trial Agreement in the Clinical Trial Agreement or in any other document shall hereafter refer to the Clinical Trial Agreement as amended by this Amendment No. 3. To the extent that the provisions of this Amendment No. 3 conflict with the provisions of the Clinical Trial Agreement, the provisions of this Amendment No. 3 shall supersede and control such conflicting provision in the Clinical Trial Agreement.

Section 3. This Amendment No. 3 may be executed in counterpart and each shall have the same force and effect as an original.

IN WITNESS WHEREOF, the Company and DFPCC have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

GENTIUM S.P.A.

By:	/s/ Laura Iris Ferro
Name: Laura Ferro
Title: Chairperson, President and Chief Executive Officer

DANA-FARBER/PARTNERS CANCER CARE, INC.

By:	/s/ Mary E. Melloni
Name: Mary E. Melloni, RN, JD, MBA
Title: Clinical Trial Contracts Negotiator

Attachment

Schedule A

Support is requested for completion of the DFCI 99-118 Defibrotide for Hematopoietic Stem Cell Transplant (SCT) Patients with Severe Hepatic Veno-Occlusive Disease (VOD): A Randomized Study to Determine the Effective Dose clinical trial. This support is required to:

1) Complete contractual subsites payment for patients enrolled to the study ($238,840). Such amount refers to data collection, closing activities and additional cost incurred by subsites that were contracted to participate in the study.

2) Provide salary support for data collection, site monitoring, study management, database finalization ($35,000)

3) Provide salary support for statistical analysis of data for manuscript ($15,000)

The anticipated time to close above activities is six months. (Commencement date on April 1, 2006 and estimated termination date on December 31, 2006). At the time of the closing appropriate and complete documentations for the services rendered will be provided to Gentium SpA.